Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578

Financial Media:
MWWGroup@Deutsch
Brian Williams
Tel: 201.964.2407

FOR IMMEDIATE RELEASE

UNDER ARMOUR ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR 2007,

EXCEEDING PREVIOUSLY PROVIDED OUTLOOK;

REITERATES OUTLOOK FOR 2008

Baltimore, MD (January 17, 2008) – Under Armour, Inc. (NYSE: UA) today announced preliminary financial results for the full year ended December 31, 2007.

Based on preliminary estimates, the Company anticipates full year 2007 net revenues to increase approximately 40% to an estimated $605 million, exceeding the Company’s previously provided outlook of $590 million to $600 million. The Company also expects 2007 income from operations to exceed the previously provided outlook of $81.5 million to $83.0 million, resulting in diluted earnings per share of approximately $1.03 to $1.04 for the full year. Inventory at year-end is expected to be in-line with the Company’s previously provided estimates of a 5% to 10% increase from the balance reported for September 30, 2007.

The Company has previously stated its long-term growth targets of 20% to 25% for the top and bottom lines. Based on continued strong consumer demand, the Company reiterates its outlook for 2008 net revenues and income from operations to exceed the long-term growth targets of 20% to 25%.

The Company is planning a year-long brand campaign, which will be used as the platform for the launch of Under Armour’s Performance Training footwear, and will include a 60-second TV spot in the upcoming Super Bowl XLII on Fox on February 3rd. The Company stated that the campaign would fit within its previously discussed guidance that marketing expenses would represent approximately 12% to 13% of 2008 net revenues.

Based on the timing of the Performance Training footwear launch, the Company is planning to shift a substantial portion of its full year marketing spend to the first half of the year. As a result, the Company anticipates diluted earnings per share in the first half of 2008 to be in the range of $0.03 to $0.05.

Kevin Plank, Chairman and CEO of Under Armour, Inc. said, “We believe the launch of our performance trainers is critical to the long-term foundation of the Under Armour growth story. We are confident that our innovative technology driven by insight from athletes combined with the consumer demand this campaign is generating will ensure its success.”

The Company will report the results of its fourth quarter ended December 31, 2007 on Thursday, January 31, 2008 at 7:00 a.m. ET. Under Armour management will host a conference call to discuss the results beginning at 8:30 a.m. ET.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.